EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CB Richard Ellis Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-116398 and 333-119362) on Form S-8 and No. 333-155269 on Form S-3 of CB Richard Ellis Group, Inc. of our report dated March 2, 2009, with respect to the consolidated balance sheet of CB Richard Ellis Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, cash flows, stockholders’ equity, and comprehensive (loss) income for the year then ended, and the related 2008 financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of CB Richard Ellis Group, Inc.

/s/ KPMG LLP

Los Angeles, California

March 2, 2009